EXHIBIT 99.1

BRAEMAR HOTELS & RESORTS
Second Quarter 2020 Conference Call
July 31, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the second quarter of 2020 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 30, 2020, and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction - Richard Stockton

Good morning, and welcome to our second quarter 2020 earnings conference call. I will begin by providing an overview of our business and an update on our portfolio, including the reopening of almost all of our hotels. After that, Deric will provide a review of our financial results, and then Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

The COVID-19 global pandemic has created both social and economic disruption on an unprecedented level and has created a volatile landscape throughout the hospitality industry. As I have said previously, this has been an extraordinary period for all of us, and our entire leadership team has been steadfast in our commitment to protect all of our stakeholders during this unprecedented time.

A few objectives have continued to guide us. The health and well-being of the employees at our hotels, our hotel guests and the communities in which we operate have been a top priority, and we have taken a number of preventative measures to keep them safe. As stay-at-home orders were implemented, we quickly adapted to the restrictions and challenges affecting our properties and adjusted the staffing model at our hotels while reducing other operating expenses in an effort to preserve cash and minimize near-term losses. The vast majority of our portfolio had suspended operations for a significant portion of the second quarter.

As we discussed on our last call, we believed that our portfolio was well-positioned to benefit as our hotels resumed operations, given that eight of our thirteen hotels generate a significant amount of leisure demand. These include the Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, Hilton La Jolla Torrey Pines and Ritz-Carlton St Thomas. We are pleased to report that this thesis has played out just as we expected. We are seeing good results across our reopened hotels, and it’s clear from the feedback we are hearing that guests are excited to be traveling again. It is still early in the reopening process and the impact of the virus is still unpredictable, but we are encouraged so far.

As far as operating results, the Ritz-Carlton Sarasota, Pier House Resort, and Bardessono all had positive Hotel EBITDA for the month of June. The Ritz-Carlton Sarasota, despite RevPAR being down over 60% during the quarter, had positive Hotel EBITDA for the entire second quarter. This was a fantastic result given the disruption to our business during the quarter and is a testament not only to the team at the hotel, but also to the fact that a significant amount of the revenue at that property is recurring membership revenue which is less volatile and more predictable than rooms and F&B revenue. In fact, the property was also able to increase its EBITDA margin by 74 basis points during the second quarter - a truly impressive result.

With nearly all of our hotels reopened to the public, we continue to prioritize the health and safety of our guests and staff, and we are being thoughtful, deliberate and flexible as our hotels resume operations. To ensure guest safety, our properties have instituted stringent safety measures and protocols consistent with evolving best practice recommendations regarding COVID-19 ranging from enhanced hygiene standards to keyless check-in and electrostatic sprayers to protect guests. Additionally, in the near-term, we have specific plans to contain expenses as the portfolio continues the reopening process. We are offering optional housekeeping service at some properties for stayovers. We are also eliminating van transportation, airport shuttle service, valet parking services, turndown service, and all amenities that exceed brand standards. We are also suspending some services at concierge lounges, M Clubs, and all spas and kids clubs. Our asset management efforts have been relentless and have positioned us well for the impending ramp-up in operations that we now anticipate.

Looking ahead a few months, we continue to be excited about the Courtyard San Francisco Downtown and its upcoming conversion to the Autograph Collection, under the name The Clancy. The renovation continued during the second quarter, with the completion of the lobby, meeting space, new café, market, façade and new front entrance. We are currently working on the restaurant and bar and expect to have the renovation completed in September.

Given the current uncertainties, we have also taken proactive and aggressive actions to protect and enhance our corporate liquidity. This included cutting expenses at the corporate level and significantly reducing our planned capex spend for the year. We will continue to preserve cash until we have more clarity on the recovery and the direction of the economy. All in, we estimate that we have reduced our run-rate corporate G&A and reimbursable expenses under our advisory agreement by approximately 25%. We also closed on an amendment to our corporate credit facility. With a paydown of $10 million, the amendment converted the $75 million corporate credit facility into a $65 million term loan with the same maturity date of October 25, 2022. We’ve also made significant progress in our discussions with our property-level lenders. Deric will discuss this in more detail.

We successfully navigated through a very challenging operating environment during the quarter, and I believe we are set up very well for the ultimate recovery. As I turn the call over to Deric to discuss our financial results, please keep in mind that almost all of our properties were closed during the second quarter. So while this quarter’s financial metrics are interesting from a voyeuristic perspective, they provide little useful direction to inform investors on the state or potential of the business.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

During the second quarter, we recognized $390,000 of BI income for the Ritz-Carlton St. Thomas, which is reflected in the Other Hotel Revenue line of our Income Statement. These insurance recoveries related to the months of March through May 2020. As I mentioned last quarter, we expect these insurance recoveries will taper off going forward.

For the second quarter of 2020, we reported a net loss attributable to common stockholders of $46.3 million or $1.41 per diluted share.

For the quarter, we reported AFFO per diluted share of negative $0.58.

Adjusted EBITDAre for the quarter was negative $18.5 million.

At quarter’s end, we had total assets of $1.7 billion. We had $1.1 billion of mortgage loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 2.6%. Our loans are entirely floating rate, and the vast majority have interest rate caps in place. As of the end of the second quarter, we had approximately 53% net debt to gross assets.

We ended the quarter with cash and cash equivalents of $103 million and restricted cash of $41 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. At the end of the quarter, we also had $9 million in due from third-party hotel managers. This represents cash held by one of our property managers which is also available to fund hotel operating costs. As Richard mentioned, we have been and continue to work with our property managers and lenders in order to utilize these lender and manager held reserves to fund operating shortfalls at our hotels. To date, we have signed forbearance agreements on five loans including the mortgage loans on the Hotel Yountville, Bardessono Hotel, Ritz-Carlton Lake Tahoe, Ritz-Carlton Sarasota and Pier House Resort. The agreements typically allow the Company to defer interest on the loans for a period of up to six months subject to certain conditions. The forbearance agreements also allow us to utilize lender and manager held reserve accounts, which are included in restricted cash on our balance sheet, in order to fund operating shortfalls at the hotels. We have signed an FF&E use agreement on the four-hotel portfolio loan that includes the Sofitel Chicago, Marriott Seattle Waterfront, The Notary Hotel and the Courtyard San Francisco Downtown. This agreement allows us to use the lender and manager held reserve accounts to fund operating shortfalls. This agreement also provides for the exercise of the first of its 5 one-year extensions. We expect to have a forbearance agreement completed very soon on the loan secured by our Capital Hilton and Hilton La Jolla Torrey Pines and anticipate keeping all of our loans current, in accordance with the forbearance and other agreements we have in place.

In response to this pandemic, we have taken decisive measures to reduce our cash utilization. We have reduced corporate G&A and reimbursable expenses under our Advisory Agreement by approximately 25% on an annual basis. To further preserve our liquidity, our Board of Directors decided to suspend our common stock dividend which will save approximately $6 million on a quarterly basis. We estimate that our current monthly cash utilization at our hotels given their current state of operations is approximately $5 million per month. As I mentioned, all of our debt is property-level, non-recourse debt, except for our corporate term loan, and the monthly interest is currently approximately $2.5 million per month. Our run-rate for corporate G&A and Advisory Fees is approximately $1.3 million per month. Based on the anticipated re-opening dates for the remainder of our portfolio and realistic yet conservative assumptions for future hotel operations, we believe that we have sufficient liquidity.

As of June 30, 2020, our portfolio consisted of 13 hotels with 3,487 net rooms.

Our share count currently stands at 38.0 million fully diluted shares outstanding, which is comprised of 33.5 million shares of common stock and 4.5 million OP units. In our financial results, we include approximately 6.7 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio decreased 91.8% during the second quarter. Business in April was driven by COVID-19 responders and healthcare workers, with transient leisure travel-especially on weekends-returning later in the quarter. There was very little corporate business travel. Generally, RevPAR bottomed out by mid-April and experienced steady week-over-week growth over the next few months.

When it became apparent that the COVID-19 pandemic was going to severely impact our hotels’ performance, we took swift action to put ourselves in a position to weather this crisis. During the second quarter, we significantly reduced operating expenses by 71.8%, or $52.1 million, relative to the second quarter of 2019. These cuts resulted in Hotel EBITDA flow-through of 49%, which is a remarkable accomplishment by our asset managers and our property managers working together. We responded quickly and aggressively to reduce costs in response to the unprecedented decline in hotel revenues. We also temporarily suspended services at 11 hotels. Nine of those hotels have reopened, for a total of 11 hotels operating for some period of time during the second quarter. We suspended services at these hotels in order to minimize costs where there was little business in the market. These are unprecedented times. Asset management, property management, and the brands are all working together. We want to bring back as many associates as soon as we can-once performance justifies bringing them back. Our associates have been stretched to their limits, working through a challenging situation. Folks have risen to the occasion. We are proud as a management team to see how everyone has contributed while being asked to do more for less. We are also seeing our property managers emphasize and focus on newly implemented cleanliness and safety standards.

Many of our hotels are in drive-to leisure markets, which we believe will continue to experience a quicker recovery. Since early May, our focus has shifted to ensure we have strategies in place to accommodate pent up leisure travel. Specifically, I would like to comment on our 4th of July results. With 11 of our 13 hotels open and operating for the week leading up to and including 4th of July weekend, we saw strong performance. These hotels achieved a rate of $337 and occupancy of 41.0% for the week ending July 4. In most of our markets and submarkets, we are estimating negligible new supply growth over the next couple years as well. I also want to highlight the performance of 6 of our drive-to leisure hotels. The Ritz-Carlton Sarasota has remained open throughout the pandemic, and it experienced a steady ramp starting in May when Florida beaches began to reopen. The hotel’s Beach Club revenue increased relative to last year, with strong membership club usage and performance coupled with strong new membership sales. Comparable RevPAR during the second quarter decreased 62.3%. Impressively, Hotel EBITDA flow-through was 82% and EBITDA margin actually increased 4.0%.

Four of our California hotels that are considered drive-to leisure hotels began to perform well once California allowed hotels to reopen for leisure travel on June 12. The Hilton La Jolla Torrey Pines reopened on May 29 following its suspension of operations on April 20. The hotel has ramped even quicker than expected. At the Bardessono Hotel and Hotel Yountville, higher weekend occupancies in June led to some near sellouts. The hotels both suspended operations on March 22 and reopened June 8 due to Napa County allowing hotels to reopen June 5. The Ritz-Carlton Lake Tahoe reopened June 19 following the suspension of services on March 21. Upon reopening, business was significantly stronger than originally expected benefiting from a particularly strong drive-to market. Comparable RevPAR for the Ritz-Carlton Lake Tahoe for the second quarter decreased 86.9%; however rate increased $40, or 11.2%, and Hotel EBITDA flow-through was 94%.

Returning to Florida, the island of Key West allowed hotels to reopen June 1 with an occupancy cap of 50%. 100% of inventory is now available for sale. Since reopening on June 1, the Pier House Resort averaged 54% occupancy in June despite the occupancy cap the first two weeks of the month. Occupancy averaged 78% for the second half of June. The guestrooms and suite renovation was completed in May.

As we continue to look to our drive-to leisure hotels to outperform in the near term, we remain excited about the future prospects of our portfolio. Construction on the Courtyard San Francisco Downtown for its upcoming conversion to The Clancy in Marriott’s Autograph Collection resumed in May. Construction had stopped in March due to the city of San Francisco’s coronavirus-related measures. Temporary walls have been removed. Work on the restaurant and bar remains to be completed while work on the exterior continues. Construction is scheduled to be completed in September.

I will now turn to capital investment. Last year, we invested heavily in our portfolio to enhance our competitive positioning. These investments include: the conversion of the Courtyard Philadelphia Downtown to The Notary in Marriott’s Autograph Collection, the completion of the 3-suite Presidential Villa at the Bardessono Hotel, and value-add projects during the rebuild of the Ritz-Carlton St. Thomas. These initiatives have allowed us to be more judicious with our spending on capital expenditures during the COVID-19 pandemic. We have completed the guestrooms renovation at the Pier House Resort in Key West, and we anticipate the completion of the Courtyard San Francisco Downtown’s conversion to The Clancy in Marriott’s Autograph Collection. In total, we expect to spend approximately $15-25 million on capital expenditures in 2020.

Before we go to Q&A, I would like to thank our brand partners Marriott, Hilton, and Hyatt for their remarkable efforts on our behalf and their continued partnership with us during these unprecedented times. Now I will turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Jeremy.

In summary, our focus during the quarter was on quickly adapting to the unprecedented disruptions and uncertainty caused by the COVID-19 pandemic and wide-ranging public health efforts to control it. We have taken decisive actions to navigate the near-term challenges of this crisis, and while we cannot predict the trajectory of the pandemic, we are encouraged as we look ahead. I am proud of our efforts to protect our assets and maintain financial flexibility to position us for future success. We look forward to updating you on our progress as we move through the balance of this year.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our second quarter earnings call, and we look forward to speaking with you again on our next call.